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                                            Registration Statement No. 333-30264
                                    Filed Pursuant to Rules 424(b)(3) and 424(c)

                           MOBILITY ELECTRONICS, INC.
                         SUPPLEMENT TO PROSPECTUS DATED
                                  JUNE 30, 2000

         With respect to the Prospectus dated June 30, 2000 covering 4,000,000 shares of Common Stock of Mobility Electronics, Inc. (the "Company") filed with the Form S-1 Registration Statement No. 333-30264 the following information is included as supplemental information.

         The section entitled "Business - Strategic Relationships - Technology" is hereby supplemented to include the following information:

         2C Computing, Inc. 2C Computing is a developer of advanced digital extension products, which focus on the desktop and server markets. On July 17, 2000, we entered into a strategic partner agreement with 2C Computing to, among other things, cross-license certain of our respective technologies for permitted applications, including license our Split Bridge(TM) technology to 2C Computing for use in its digital extension products. This strategic partner agreement includes, among other things, the payment by 2C Computing to us of a $2 million technology transfer fee, payable over time, and royalties payable to us on products that use our Split Bridge(TM) technology. This strategic partner agreement also allows 2C Computing to purchase from us certain Split Bridge(TM) links, such as chips, connectors and cables. In addition, as part of this strategic partner agreement, the parties intend to jointly develop new ASIC chips and related products, which will expand the current capability of our Split Bridge(TM) technology. We will retain the right to cross-license certain of the technology developed as a result of our joint development program with 2C Computing.

         The section entitled "Business - Proprietary Rights" is hereby supplemented to include the following information:

         On July 11, 2000, our patent covering the application of Split Bridge(TM) technology in universal docking was issued.

         The section entitled "Business - Products - Custom Split Bridge(TM) Products - Universal Desktop Expansion Module" is hereby supplemented to include the following:

         We offer the EasiExpansion T35 for the Macintosh G3 and G4 computers. The suggested retail price for this product starts at $599.



         The date of this Prospectus Supplement is July 19, 2000.